EXHIBIT 11

U S WEST, Inc.
Computation of Earnings Per Common Share
(In Thousands, Except Per Share Amounts)

			       Three Months Ended  Six Months Ended
EARNINGS PER COMMON SHARE:          June 30,           June 30,
			       1995          1994  1995         1994
			       --------  --------  -------  --------
Net income                     $318,040  $374,832  $647,676 $698,555
Less preferred dividends            854         -     1,681        -
Net income available for       --------  --------  -------- --------
  common share calculation     $317,186  $374,832  $645,995 $698,555
			       ========  ========  ======== ========


Weighted average common
  shares outstanding            470,414   453,618   469,490  449,024
			       ========  ========  ======== ========


Earnings per common share         $0.67     $0.83     $1.37    $1.56
			       ========  ========  ======== ========

U S WEST, Inc.
Computation of Earnings Per Common Share
(In Thousands, Except Per Share Amounts)

EARNINGS PER COMMON
  AND COMMON EQUIVALENT
  SHARE:                      Three Months Ended  Six Months Ended
				   June 30,           June 30,
			      1995          1994  1995          1994
			      --------  --------  --------  --------
Net income                    $318,040  $374,832  $647,676  $698,555
Less preferred dividends           854         -     1,681        -
			      --------  --------  --------  --------
Net income available for
  common share calculation    $317,186  $374,832  $645,995  $698,555
			      ========  ========  ========  ========


Weighted average common
  shares outstanding           470,414   453,618   469,490   449,024
Incremental shares from
  assumed exercise of
  stock options                    612       482       515       490
			      --------  --------  --------  --------
     Total common shares      $471,026  $454,100  $470,005  $449,514
			      ========  ========  ========  ========



Earnings per common and          $0.67     $0.83     $1.37     $1.55
  common equivalent share     ========  ========  ========  ========


U S WEST, Inc.
Computation of Earnings Per Common Share
(In Thousands, Except Per Share Amounts)

EARNINGS PER COMMON SHARE
 - ASSUMING FULL DILUTION:
			      Three Months Ended   Six Months Ended
				   June 30,            June 30,
			      1995          1994   1995         1994
			     --------   --------   -------- --------
Net income                   $318,040   $374,832   $647,676 $698,555

Interest on Convertible
  Liquid Yield Option Notes
    (LYONS)                     5,586      5,342     11,163   10,779
			     --------   --------   -------- --------

Adjusted income               323,626    380,174    658,839  709,334
Less preferred dividends          854          -      1,681        -
			     --------   --------   -------- --------
Adjusted net income
  available for common
  share calculations         $322,772   $380,174   $657,158 $709,334
			     ========   ========   ======== ========



Weighted average common
  shares outstanding          470,414    453,618    469,490  449,024
Incremental shares from
  assumed exercise of
  stock options                   664        562        668      534
Shares issued upon
  conversion of LYONS           9,876     10,216      9,885   10,223
			     --------   --------   -------- --------
     Total common shares      480,954    464,396    480,043  459,781
			     ========   ========   ======== ========




Earnings per common share -     $0.67      $0.82      $1.37    $1.54
  assuming full dilution     ========   ========   ======== ========
